Exhibit 99.1

CONTACT:
American Community Newspapers	or	Brainerd Communicators
Dan Wilson		Corey Kinger (Investors)
dwilson@acnpapers.com		kinger@braincomm.com
972.628.4082		212.986.6667
Joe LoBello (Media)
lobello@braincomm.com
212.986.6667

AMERICAN COMMUNITY NEWSPAPERS INC. REPORTS

SECOND QUARTER OPERATING PERFORMANCE

Integration of Columbus Cluster Progressing On Track

DALLAS, TX – August 13, 2007 – American Community Newspapers Inc. (AMEX: CRB; CRB.U; CRB.WS) (“ACN”) today provided operating results for its recently acquired operating business, American Community Newspapers LLC, for the second quarter ended July 1, 2007.

The results presented in this release, which are limited to American Community Newspapers LLC’s operations, are presented for informational purposes and are not included in the financial statements of the Company for the period ended June 30, 2007. On July 2, 2007, Courtside Acquisition Corp. (now known as American Community Newspapers Inc.) acquired the assets of American Community Newspapers LLC. Separately, on April 30, 2007, American Community Newspapers LLC acquired the Columbus, Ohio community newspaper cluster. Therefore, the results included in this release include the results of operations of the Columbus cluster since the date of acquisition by American Community Newspapers LLC in the 2007 second quarter.

2007 Second Quarter Highlights:

•	Total revenue was $18.1 million, up 24.9% from total revenue of $14.5 million in the prior year quarter, driven primarily by the contribution of the Columbus cluster, acquired during the quarter.
•	Advertising revenue increased 23.1% to $17.0 million from the second quarter of 2006.
•	EBITDA was $5.0 million, up 28.6% from the prior year quarter.
•	Newspaper cash flow, which is defined as EBITDA before corporate expenses, was $5.4 million, up 25.7% year-over-year.
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On a same property basis, which excludes the impact of the Columbus acquisition, total revenue for the quarter decreased 2.8%, newspaper cash flow increased 6.6% and EBITDA increased 7.6% from a year ago.

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Second quarter revenue was consistent with, and EBITDA exceeded, the outlook Courtside offered in May of performance generally in line with the second quarter of 2006, excluding the contribution from the Columbus cluster.

Selected Financial Information - Unaudited

	Three Months Ended		Six Months Ended
($000s)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Revenues:
Advertising	$17,038	$13,843	$28,852	$23,793
Circulation	611	466	1,081	950
Commercial printing and other	500	224	717	428
Total revenue	18,149	14,533	30,650	25,171

Operating costs and expenses:
Operating costs	7,584	5,927	13,118	10,577
Selling, general and administrative	5,181	4,323	9,237	7,915
Newspaper cash flow	5,384	4,283	8,295	6,679

Corporate expense	344	363	768	760
EBITDA	$5,040	$3,920	$7,527	$5,919

“The Company realized several significant achievements to date in 2007 that position us for margin expansion in the second half of the year,” said Gene Carr, Chairman and Chief

Executive Officer of ACN. “Year to date, we entered the public marketplace through our acquisition by Courtside Acquisition Corp., completed the purchase of our fourth community newspaper cluster, and continued to execute on our long-term growth strategy and carefully manage our business.”

Mr. Carr continued, “EBITDA grew to $5.0 million, outpacing the industry as a whole, despite a generally soft ad revenue environment. We expect to further expand EBITDA margins in the second half of 2007 as we continue to integrate the Columbus cluster. The majority of cost savings have yet to be realized from the Columbus cluster, as we began implementing the most significant of our expense savings initiatives at the beginning of the third quarter. Additionally, we recently restructured the cluster’s management team and sales force – greatly improving and streamlining the advertising sales process.”

Internet advertising revenues increased 48.1% year-over-year in the 2007 second quarter. ACN newspaper Web sites generated 4.4 million page views and had 1.2 million unique users during the month of June.

ACN’s 100 print products had a total circulation of 1.4 million in the 2007 second quarter. ACN has a free, controlled-distribution model for most of its print products, with circulation accounting for just 3.4% of total Company revenues in the period.

Mr. Carr concluded, “At ACN, we will continue to execute on our strategy of pursuing organic growth, including the launch of new in-market publications, tuck-in acquisitions, and entry into new, attractive suburban markets through the acquisition of new stand-alone clusters. The overall strength of our publications is demonstrated by our pool of new and repeat advertisers and the quality of our readership.”

Conference Call & Webcast

ACN will host a conference call at 4:30 p.m. ET today to discuss 2007 second quarter operating results. Investors can access the conference call via a live webcast on the company’s website, www.acnpapers.com, or by dialing 888-823-3991 (U.S.) or 706-643-3947 (International), passcode 12217276.

A webcast replay will be archived on the company’s Web site. Additionally, a replay of the call will be available by dialing 800-642-1687 (U.S) or 706-645-9291 (International), passcode 12217276, through Friday, August 17, 2007.

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused websites have average monthly page views and visitors of approximately 4.4 million and 1.2 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek,”

“achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

Non-GAAP Financial Measures

This press release includes the following financial information defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and Newspaper Cash Flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with generally accepted accounting principles. ACN believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of ACN to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. ACN’s EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for discontinued operations and certain one-time non-recurring items and exclusions. ACN’s Newspaper Cash Flow was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for corporate expenses, discontinued operations and certain one-time non-recurring items and exclusions. See the following “Reconciliation of net income to EBITDA” and “Reconciliation of net income to Newspaper Cash Flow” tables for further information regarding these non-GAAP financial measures.

Reconciliation of Net Income to EBITDA - Unaudited ($000s)

	Three Months Ended		Six Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Net income	$1,860	$1,697	$2,235	$1,731
State taxes (non income)	—	45	—	45
Interest expense	2,072	1,288	3,308	2,461
Depreciation and amortization	1,108	890	1,984	1,682
EBITDA	$5,040	$3,920	$7,527	$5,919
Reconciliation of Net Income to Newspaper Cash Flow - Unaudited ($000s)

	Three Months Ended		Six Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Net income	$1,860	$1,697	$2,235	$1,731
State taxes (non income)	—	45	—	45
Interest expense	2,072	1,288	3,308	2,461
Depreciation and amortization	1,108	890	1,984	1,682
Corporate expense	344	363	768	760
Newspaper Cash Flow	$5,384	$4,283	$8,295	$6,679

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